Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 24, 2022, relating to the consolidated financial statements of California Water Service Group and the effectiveness of California Water Service Group's internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of California Water Service Group for the year ended December 31, 2021. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, CA

4/28/2022